Exhibit 99.1

NetApp Appoints Frank Pelzer to the Board of Directors

SAN JOSE, Calif. – March 26, 2025 – NetApp® (NASDAQ: NTAP), the intelligent data infrastructure company, today announced that Frank Pelzer, Chief Operating Officer at Spotnana, has joined its Board of Directors. This brings the number of directors on the NetApp Board of Directors to ten, nine of whom are independent and 40% of whom have been appointed within the last five years.

“I am delighted to welcome Frank to our Board,” said George Kurian, Chief Executive Officer at NetApp. “Frank's impressive history of helping companies scale, along with his ability to strengthen software value and enhance its recognition at infrastructure companies, will be invaluable as we continue to grow and innovate in the era of data and intelligence.”

"Frank's sharp business acumen and extensive background in modern financial operations within cloud and as-a-service companies make him the perfect addition for the next chapter of NetApp's growth," said Mike Nevens, Board Chair. "He will play a key role in driving NetApp's strategic initiatives and strengthening our commitment to delivering long-term shareholder value."

“It’s an exciting time to be a part of NetApp,” said Frank Pelzer. “With its intelligent data infrastructure platform, NetApp occupies a unique position in the market and has a visionary outlook for the future. I look forward to leveraging my insights and experience to support the company in achieving its goal of enabling customers to unlock the full potential of their data.”

Frank Pelzer serves as Spotnana’s Chief Operating Officer. Prior to joining Spotnana, Frank was the CFO of F5, a security and app services company. He previously served as the President and COO of the Cloud Business Group at SAP and CFO of Concur and has also held senior leadership positions at Deutsche Bank AG and Credit Suisse Group. He currently serves on the Board of Directors at Freshworks and Direct Travel and previously served on the board of directors of Duck Creek Technologies and Benefitfocus as well as several private companies. He has a B.A. from Dartmouth College and an M.B.A. from the Tuck School of Business at Dartmouth College.

About NetApp

NetApp is the intelligent data infrastructure company, combining unified data storage, integrated data, operational and workload services to turn a world of disruption into opportunity for every customer. NetApp creates silo-free infrastructure, harnessing observability and AI to enable the industry’s best data management. As the only enterprise-grade storage service natively embedded in the world’s biggest clouds, our data storage delivers seamless flexibility. In addition, our data services create a data advantage through superior cyber resilience, governance, and application agility. Our operational and workload services provide continuous optimization of performance and efficiency for infrastructure and workloads through observability and AI. No matter the data type, workload, or environment, with NetApp you can transform your data infrastructure to realize your business possibilities. Learn more at www.netapp.com or follow us on X, LinkedIn, Facebook, and Instagram.

NETAPP, the NETAPP logo, and the marks listed at www.netapp.com/TM are trademarks of NetApp, Inc. Other company and product names may be trademarks of their respective owners.

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NetApp

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NetApp

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